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                    September 2, 2020

       Karen Rapp
       Chief Financial Officer
       National Instruments Corporation
       11500 North MoPac Expressway
       Austin, TX 78759

                                                        Re: National
Instruments Corporation
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 000-25426

       Dear Ms. Rapp:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology